SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              TRIMFAST GROUP, INC.
             (Exact name of registrant as specified in its charter)

      Nevada                                              88-0367136
State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

          777 S. Harbour Island Blvd., Suite 260, Tampa, Florida 33062
           (Address of Principal Executive Offices including zip code)

                            Consulting Services Plan
                            (Full title of the plan)

                         23123 State Road 7, Suite 350B
                            Boca Raton, Florida 33428
                     (Name and address of agent for service)
                                 (561) 470-9010
          (Telephone number, including area code, of agent for service)

Title of Class of Securities   Amount to be   Offering Price   Proposed Maximum       Amount of
to be Registered               Registered       Per Share(1)  Aggregate Offering         Fee
                                                                                        Price

Common Stock, $.001             38,000          $.60                  $22,800            $6.02
     par value

1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per unit, maximum aggregate offering price and registration fee is based upon the average of the high and the low price in the market for the common stock on November 28, 2000.

PART I

 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part 1 is included in documents sent or given to each employee of TrimFast Group, Inc., a Nevada corporation ("Company").

PART II

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a) The registrant's Form 10-SB filed on July 12, 1999, and all amendments filed thereto under Section 13(a) or 15(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act"), as well as the registrant's latest quarterly reports of Form 10-QSB for the quarter ended June 30, 2000. Registrant's Form 10-KSB for the year ended December 31, 1999 filed on April 13, 2000 and all amendments thereto..

(b) All other reports which may be filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) immediately above.

(c) The registrant's Form 10-SB, specifically including the description of the registrant's class of securities registered in the Form 10-SB, as amended, which was effective under the Exchange Act as of September 10, 1999. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposed of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

The class of securities to be offered hereby has been registered on a Form 10-SB filed on July 12, 1999 under Section 12 of the Exchange Act by the registrant, and incorporated by reference.

Item 5.  Interests of Named Experts and Counsel.

The validity of the securities offered will be passed upon for the Company by the law firm of Jeffrey G. Klein, P.A. of Boca Raton, Florida.

Weinberg & Co., P.A. consent to the incorporation by reference of their report on the audited financial statements contained in the Form 10-SB filed on July 12, 1999 and all amendments thereto as well as their financial statements contained in the Company's annual report contained in the Form 10-KSB for the year ended December 31, 1999 and filed in April 13, 2000 and all amendments thereto.

Item 6.  Indemnification of Directors and Officers.

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on our behalf to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

Section 78.7502 of the Nevada Revised Statutes ("NRS") provides that Nevada corporations may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer or director of the corporation. We may indemnify our directors or officers if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

Further, in an action brought by us or in our right, if the person, after exhaustion of all appeals, is found to be liable to us, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders;
(2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

To the extent that our director or officer is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Nevada law also allows Nevada corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Section 78.751 of the NRS provides that any indemnification provided for by NRS
78.7502 (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors or officers who have ceased to hold such positions and to their heirs, executors and administrators.

Section 78.752 of the NRS allows corporations to provide insurance, or other financial arrangements such as a program of self-insurance, for their directors or officers. Such insurance may provide coverage for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director or officer or arising out of their status as such, whether or not the corporation has the authority to indemnify the person against such liability and expenses. However, no financial arrangement made under
Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Our By-laws provide for the indemnification of its directors and officers to the maximum extent provided by law. It is the position of the SEC and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.


I
tem 8.  Consultants and Advisors

The following consultants will be issued securities pursuant to this Registration statement:

Name                                Number             Type of Services Provided
--------------------------------------------------------------------------------




Peter Hobson                        30,000                     Legal Services
Jeffrey Klein                        8,000                     Legal Services

Item 9.  Exhibits.

3.1    Articles of Incorporation (Incorporated by Reference, Form 10-SB)

3.2    Bylaws (Incorporated by Reference, Form 10-SB)

5      Opinion Re: Legality and Consent

10.1   Consulting Agreement between the Company and Peter Hobson

10.2   Consulting Agreement between the Company and Jeffrey Klein

23     Consent of Experts



Item 10.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act; (ii) Reflect in the prospectus any facts or events which, individually or together,

represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any additional or changed material information on the plan of distribution. (2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering. (3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.

(4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification in against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on November 3, 2000. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

TrimFast Group, Inc.

/s/ Michael Muzio                                      DATE: November 29, 2000
-----------------
By: Michael Muzio, President and Chief Executive Officer
777 South Harbour Island Boulevard, Suite 260
Tampa, Florida  33602
Telephone:  (813)275-0050
Facsimile: (813)275-0051

                                  EXHIBIT INDEX


Exhibit #    Exhibit Item

3.1          Articles of Incorporation (Incorporated by Reference, Form 10-SB)

3.2          Bylaws (Incorporated by Reference, Form 10-SB)

5            Opinion Re: Legality and Consent

10.1         Consulting Agreement between the Company and Peter Hobson

10.2         Consulting Agreement between the Company and Jeffrey Klein

23   Consent of Experts